Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

By and among

DENT-A-MED INC.

DENT-A-MED RECEIVABLES CORPORATION

HC RECOVERY, INC.

as Borrowers

WELLS FARGO PREFERRED CAPITAL, INC.

as Agent

Each of the financial institutions

now or hereafter a party hereto

as Lenders

i

ii

iii

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is made as of the 18th day of May, 2011 by and among DENT-A-MED INC., an Oklahoma corporation (“Borrower Agent” or “Dent-A-Med”), DENT-A-MED RECEIVABLES CORPORATION, a Delaware corporation (“Receivables Corporation”), and HC RECOVERY, INC., an Oklahoma corporation (“HC Recovery” and together with Borrower Agent and Receivables Corporation, the “Borrowers” and each individually is referred to as a “Borrower”), each with its chief executive office at 203 East Emma Avenue, Springdale, Arkansas 72765, WELLS FARGO PREFERRED CAPITAL, INC., as agent for Lenders (“Agent”), an Iowa corporation with its principal office located at 800 Walnut Street, Des Moines, Iowa 50309, and the financial institutions from time to time party hereto (collectively, the “Lenders” and each individually is referred to as a “Lender”).

BACKGROUND

Borrowers have requested and Agents and Lenders have agreed to make available to Borrowers a secured revolving credit facility in the initial amount of the Maximum Principal Amount, all on the terms and subject to the conditions set forth herein

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. The terms defined in this Section 1.1, whenever used and capitalized in this Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Account” as the meaning assigned to that term in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Acknowledgment and Waiver Agreements” means the acknowledgment and waiver agreements, in form and substance acceptable to Agent, executed and delivered to Agent by mortgagees, landlords, warehousemen or other Persons in possession of any Collateral or at whose premises any Collateral is located.

“Advance” means each advance of the Loan made to Borrowers pursuant to Section 2.1 of this Agreement.

“Advance Rate” means (a) initially Sixty Five Percent (65%) and (b) the following percentage based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to WFPC, pursuant to Section 6.2, commencing with the calendar month ending June 30, 2011:

Collateral Performance Indicator	Advance Rate

Less than or equal to 24%	67%

Greater than 24% but less than or equal to 26%	66%

Greater than 26% but less than or equal to 32%	65%

Greater than 32% but less than or equal to 33%	64%

Greater than 33% but less than or equal to 34%	63%

Greater than 34% but less than or equal to 35%	62%

Greater than 35%	61%

“Affiliate” means (i) any Person who or entity which directly or indirectly owns, controls or holds Five Percent (5.0%) or more of the outstanding beneficial interest in a Borrower; (ii) any entity of which Five Percent (5.0%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by a Borrower; (iii) any entity which directly or indirectly is under common control with a Borrower; (iv) any officer, director, partner or employee of a Borrower or any Affiliate; or (v) any immediate family member of any Person who is an Affiliate. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan and Security Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by Agent, in accordance with Section 10.8 in form and substance satisfactory to Agent (in its sole and absolute discretion).

“Annual Compliance Certificate” means a certificate in the form of Exhibit A attached hereto and made a part hereof.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the Patriot Act.

“Applicable Margin” means Five Percent (5.0%).

“Availability Statement” means the certificate in substantially the form of Exhibit B attached hereto and made part hereof.

“Backup Servicer” means Systems & Services Technologies, Inc. and any other Person selected by Agent to act as a replacement backup servicer.

“Backup Servicing Agreement” means that certain Backup Servicing Agreement dated as of the date hereof among Borrowers, Agent and Backup Servicer, as amended, modified, restated or extended from time to time, and any replacement backup servicing agreement with a Backup Servicer.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Bank Products” means any one or more of the following types of services or facilities extended to a Borrower by Agent or any WFPC Affiliate: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary.

“Books and Records” means all of Borrowers’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrower Agent” has the meaning assigned to that term in the recitals.

“Borrowers’ Loan Account” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Borrowing Base” means, as of the date of determination, and subject to change from time to time as described below, an amount equal to (a) the Advance Rate multiplied by the aggregate balance of outstanding Eligible Receivables, minus (b) reserves established by Agent pursuant to Section 2.1(e).

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Capital Base” means the sum of (a) Borrowers’ Tangible Net Worth, plus (b) Subordinated Debt provided that at least Eighty Percent (80%) of the principal amount of Subordinated Debt is subordinated to the Obligations pursuant to a Subordination Agreement.

“Cash Management Services” means any services provided from time to time by Agent, or any WFPC Affiliate to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change of Ownership” mean (a) Harbert Private Equity Fund II, LLC or its affiliate funds fail to own directly or indirectly at least Eighty Percent (80%) of the Equity Interests that it owns as of the Closing Date of Dent-A-Med, (b) Dent-A-Med fails to own directly One Hundred Percent (100%) of the Equity Interests of HC Recovery and Receivables Corporation, or (c) any Borrower fails to own directly One Hundred Percent (100%) of the Equity Interests that such Borrower owns as of the Closing Date of each of its Subsidiaries.

“Closing Date” means May 18, 2011.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means any and all rights and interests in or to personal Property of Borrowers, whether now owned or hereafter created or acquired, pledged from time to time as security for the Obligations, which shall specifically include, without limitation, all of the following with respect to each Borrower:

(a) All now owned or existing and hereafter acquired, created, or arising Accounts and Receivables;

(b) All collateral, security, and guaranties now or hereafter in existence for Accounts and Receivables;

(c) All now owned and hereafter acquired, created or arising General Intangibles of every nature, kind and description, including, without limitation, the Credit Card Agreements, the Sale Agreements, customer lists, choses in action, claims, books, records, goodwill, patents and patent applications, copyrights, trademarks, tradenames, service marks, tradestyles, trademark applications, trade secrets, contracts, contract rights, royalties, licenses, franchises, deposits, license, franchise and royalty agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data;

(d) All now owned and hereafter acquired Inventory and Equipment wherever located, and all replacements, parts, accessions, substitutions and additions thereto;

(e) All now owned or hereafter acquired Fixtures, wherever located;

(f) All now owned and hereafter acquired, created or arising Chattel Paper, Instruments and Documents (including bills of lading, warehouse receipts and other documents of title) of every nature, kind and description;

(g) All now owned and hereafter acquired, created or arising Supporting Obligations and Letter-of-Credit Rights of every nature, kind and description;

(h) All now existing and hereafter acquired or arising Deposit Accounts, reserves and credit balances of every nature, wherever located, and all documents and records associated therewith;

(i) All personal Property, now or hereafter in the possession of Agent;

(j) All now owned or hereafter acquired Investment Property of every kind; and

(l) The accessions to, and substitutions for an all replacements, products and Proceeds (including, without limitation, insurance proceeds and insurance premiums), whether cash or non-cash, of all of the foregoing personal Property and interests in personal Property.

“Collateral Performance Indicator” means as of the end of each calendar month, the sum of:

(a) the 31+ day delinquency percentage (the percentage defined as (x) Principal Receivables for which payment is Thirty One (31) days or more contractually past due, divided by (y) total Principal Receivables at such date), plus

(b) (i) net charge-offs for the six (6) month period ending on such date on an annualized basis, divided by (ii) average Principal Receivables during the six (6) month period ending on such date on an annualized basis.

“Collateral Pledge Agreements” means, collectively, (a) that certain Collateral Pledge Agreement dated as of the date hereof from Dent-A-Med in favor of Agent, (b) that certain Collateral Pledge Agreement dated as of the date hereof from Harbert Private Equity Fund II, LLC in favor of Agent, and (c) that certain Collateral Pledge Agreement dated as of the date hereof from Dr. Warren Center in favor of Agent as amended, modified, restated or extended from time to time.

“Collections” means payment of principal, interest and fees on Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any real or personal property which is part of the collateral for the Receivables.

“Commitment” means, with respect to each Lender, a commitment of such Lender to make its portion of the Advance in a principal amount up to each such Lender’s Commitment Percentage of the Maximum Principal Amount.

“Commitment Percentage” means, for any Lender, the percentage identified as the Commitment Percentage on Schedule I, as such percentage may be modified in connection with any assignment made in accordance with Section 10.8.

“Consumer Finance Laws” means all applicable laws and regulations, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property or a mortgage in real property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, any privacy laws, the Credit Card Accountability, Responsibility and Disclosure Act of 2009, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, RESPA, the Magnuson-Moss Warranty Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Consumer Purpose Loans” means loans to one or more individuals the proceeds of which are used to purchase goods, services or merchandise for personal, household or family use.

“Control Agreement” means, collectively, (a) that certain deposit account control agreement dated as of even date herewith among Borrowers, Agent and Wells Fargo Bank, National Association, (b) that certain deposit account control agreement dated as of even date herewith among Borrowers, Agent and Bank of Oklahoma, (c) that certain deposit account control agreement dated as of even date herewith among Borrowers, Agent and Arvest Bank and (d) any other deposit account control agreement entered into among Borrowers, Agent and a financial institution, as each may be amended, modified, restated or extended from time to time.

“Credit Card Agreements” means, collectively, (a) that certain Program Agreement dated as of May 30, 2007 between Dent-A-Med and CIT Bank and (b) with respect to each Borrower, all other agreements hereafter entered into by such Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any Person (other than a Borrower) who issues or whose members issue credit cards.

“Credit Card Processor Notifications” means with respect to each Borrower, individually and collectively, the letter agreements executed by such Borrower and delivered to such Borrower’s Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, acknowledging Agent’s first priority Lien in the monies due and to become due to such Borrower under the Credit Card Agreements of such Borrower, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Processors” means with respect to each Borrower, any servicing or processing agent or any financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Documents” means this Agreement, the Notes, the Subordination Agreements, the Control Agreements, the Collateral Pledge Agreements, the Credit Card Processor Notifications, the Backup Servicing Agreement and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement, as each may be amended, modified, restated or extended from time to time.

“Cycle Jump Receivables” means a Receivable for which the applicable consumer borrower has requested and received a payment cycle change.

“Debt” means as of the date of determination, all outstanding indebtedness (other than deferred loan origination fees of Borrowers) including without limitation (a) all loans made hereunder to Borrowers; (b) accounts payable as of the date of determination; (c) income tax liabilities; (d) mortgages; (e) deposits, debenture instruments, and other instruments, including all accruals of interest and fees related thereto; (e) all other obligations of a Person, which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise); and (f) Subordinated Debt.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Distributions” means payments by Borrowers, or any of them, which constitute redemptions, repurchases, dividends or distributions of any kind with respect to a Borrower’s capital stock or any warrants, rights or options to purchase or otherwise acquire any shares of a Borrower’s capital stock.

“EBITDA Ratio” means for Borrowers, on a consolidated basis as calculated on a rolling twelve (12) month basis and in accordance with GAAP the ratio of (a) earnings before payments of interest, taxes, depreciation and amortization expenses, minus (i) any deficits from the amount required as an allowance for loan losses under Section 6.4(c) hereof and minus (ii) the amount of any Receivables to be charged off, that have not been charged off, in Section 6.4(d) hereof to (b) the interest expense.

“Eligible Receivables” means, as of the date of determination, Receivables (net of accrued interest and fees, deferred discounts and promotional fees, and merchants’ and providers’ recourse reserves, but including deferred annual fees) which constitute Chattel Paper and conform to the warranties set forth in Section 4.1 hereof, in which is owned by a Borrower and for which Agent has a validly perfected first priority Lien, and which are not any of the following:

(a) Receivables for which a payment is more than Thirty (30) days past due on a contractual basis;

(b) Receivables for which the related collateral has been assigned for repossession or has been repossessed;

(c) Receivables which are subject to bankruptcy or insolvency proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code (including with respect to the applicable Credit Card Issuer or Credit Card Processor);

(d) Receivables owing from officers, shareholders or employees of any Borrower or any Affiliate;

(e) Receivables subject to litigation or any legal proceeding;

(f) Receivables for which the original terms have been re-written, re-aged or otherwise modified (including, without limitation, Permanent Hardship Receivables) other than Cycle Jump Receivables and Temporary Hardship Receivables;

(g) Receivables that do not require a monthly principal payment of at least Three Percent (3.0%) of the account balance due or, for Receivables originated prior to the Closing Date, Two and Seven Tenths Percent (2.7%) of the highest principal balance thereunder;

(h) Receivables with a remaining balance in excess of (i) Ten Thousand Dollars ($10,000) for Health Services Receivables and Specialty Bed Receivables, and (ii) Seven Thousand Five Hundred Dollars ($7,500) for Home Exercise Equipment Receivables;

(i) Receivables with more than one (1) Temporary Hardship Event during any rolling 12 month period or more than two (2) Temporary Hardship Events in the aggregate over the term of the contract;

(j) Receivables currently on a deferred payment plan without Agent’s prior written consent;

(k) Except as provided in clause (l) below, Receivables for which the amount, when aggregated with all other Receivables originated with respect to a specific manufacturer, exceeds Twenty Five Percent (25%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(l) Receivables for which the amount, when aggregated with all other Receivables originated with respect to Select Comfort, exceeds Thirty Percent (30%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(m) Home Exercise Equipment Receivables which when aggregated with all other such Receivables exceeds Fifty Percent (50%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(n) Specialty Bedding Receivables which when aggregated with all other such Receivables exceeds Seventy Five Percent (75%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(o) Receivables which feature a “same as cash” program greater than 18 months;

(p) Receivables which provided for interest only, non-amortizing or balloon payment components;

(q) Receivables underwritten with full recourse to a single merchant, to the extent they exceed Ten Percent (10%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(r) Receivables not in compliance with Borrowers’ underwriting guidelines;

(s) Receivables which indicate that a Person other than a Borrower is the payee or remittance party;

(t) Receivables with a promotional payment plan not acceptable to Agent; or

(u) Receivables which, in Agent’s sole but reasonable discretion, do not constitute acceptable collateral.

“Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“Equity Interests” means, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer to any successor sections.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis; provided the requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, or, in the event of a material change in any accounting principle from that observed in any previous period (i) financial reports covering preceding periods during the term of this Agreement are restated to reflect such change and provide a consistent basis for comparison among periods and (ii) the financial covenants set forth in Section 6.4 shall be adjusted as determined by Agent to reflect similar performance standards as those measured by the existing covenants using the previously observed accounting principles.

“Hazardous Substance” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, including without limitation petroleum and items defined in Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants.”

“Health Services” means dental, chiropractic, or other services or procedures rendered by medical professionals, or for the purchase of hearing aids or other medical devices.

“Health Services Receivables” means Receivables for which the account debtor used amounts advanced for Health Services.

“Hedging Agreement” means an agreement relating to any interest rate hedge, exchange, swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk (including, without limitation, any ISDA Master Agreement).

“Home Exercise Equipment” means equipment manufactured and designed for exercise and physical fitness purposes.

“Home Exercise Equipment Receivables” means Receivables for which the account debtor used amounts advanced for the purchase of Home Exercise Equipment.

“Intangible Assets” means all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“LIBOR Rate” means the one (1) month London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication; provided any change in the LIBOR Rate during a calendar month that exists as of the last Business Day of a calendar month shall take effect for purposes of Section 2.6 hereof on the first (1st) day of the immediately following month.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means the aggregate principal amount advanced by Lenders to Borrowers pursuant to Section 2.1 of this Agreement, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by Borrowers or any of them.

“Maturity Date” means May 18, 2014.

“Maximum Principal Amount” means Forty Million Dollars ($40,000,000), subject to increases pursuant to Section 2.13 below.

“Notes” mean collectively, the promissory notes to this Agreement of Borrowers in favor of each Lender, evidencing the joint and several obligation of Borrowers to repay the Loan, and any and all amendments, renewals, replacements or substitutions therefor, and each is referred to individually as a “Note.”

“Obligations” means (a) each and every draft, liability and obligation of every type and description which Borrowers may now or at any time hereafter owe to Agent and Lenders (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Agent and/or any Lender alone or in a transaction involving other creditors of Borrowers, or any of them, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several), and including specifically, but not limited to, all indebtedness of Borrowers arising under this Agreement, the Notes, any fee letter or any other loan or credit agreement between or among a Borrower or Borrowers and Agent and/or any Lender, whether now in effect or hereafter entered into and including, without limitation, all Loans and (b) payment or performance, as the case may be, of all obligations of Borrowers with respect to Bank Products.

“Participant” has the meaning assigned to that term in Section 10.8 of this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permanent Hardship Event” means a permanent adjustment to interest rates, payment amounts or payment dates.

“Permanent Hardship Receivables” means a Receivable for which there has been a Permanent Hardship Event.

“Permitted Indebtedness” means (a) borrowings from Agent and Lenders hereunder; (b) trade indebtedness in the normal and ordinary course of business for value received; (c) indebtedness and obligations incurred to purchase or lease fixed or capital assets, (d) the other indebtedness and obligations described on Schedule II attached hereto and made part hereof, and (e) indebtedness in connection with Bank Products.

“Permitted Liens” means (a) Liens granted to Agent by Borrowers pursuant to this Agreement, and (b) Liens existing as of the date hereof described on Schedule III attached hereto.

“Person” means all natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof, or any other entity.

“Plan” means any employee benefit plan subject to the provisions of Title IV of ERISA which is maintained in whole or in part for employees of Borrowers or any Affiliate of Borrowers.

“Pledgor” means each Person from time to time executing a Collateral Pledge Agreement in favor of Agent.

“Principal Receivables” means gross Receivables (including deferred discounts).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Receivables” means all consumer revolving lines of credit, all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing loans made, and/or time sale transactions acquired, by a Borrower.

“Replacement Lender” has the meaning assigned to that term in Section 2.10(b) of this Agreement.

“Reportable Event” has the meaning assigned to that term in Section 4.13 of this Agreement.

“Request for Advance” means the certificate in the form of Exhibit C attached hereto and made part hereof or an online advance request.

“Required Lenders” shall mean, at any time, Lenders which are then in compliance with their obligations hereunder and holding in the aggregate at least Sixty-Six and Two-Thirds Percent (66 2⁄3%) of (a) the Commitment Percentage (and participation interest) or (b) if this Agreement has been terminated, the outstanding Loans and participation interest.

“Restricted Payments” means payments by Borrowers, or any of them, which constitute (a) a Distribution, (b) payments of principal or interest on Subordinated Debt, or (c) repurchases of Equity Interests of such Borrower.

“Sale Agreements” means, collectively, (a) that certain Receivables Sale Agreement dated as of May 30, 2007 between Dent-A-Med and CIT Bank and (b) with respect to each Borrower, all other agreements hereafter entered into by such Borrower with any Credit Card Issuer for the sale of Receivables, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Schedule of Receivables and Assignment” means a schedule in form and substance acceptable to Agent to be submitted by Borrowers to Agent.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Select Comfort” means Select Comfort Corporation together with its subsidiaries and affiliates.

“Senior Debt” means all indebtedness and liabilities (including accounts payable) of Borrowers, or any of them, not expressed to be subordinated or junior to any other indebtedness of Borrowers, or any of them.

“Senior Debt to Capital Base Ratio” means the ratio of Senior Debt to Capital Base.

“Specialty Bedding” means specialized bedding that is adjustable or otherwise modified for medical needs.

“Specialty Bedding Receivables” means Receivables for which the account debtor used amounts advanced for the purchase of Specialty Bedding.

“Subordinated Debt” means any indebtedness of Borrowers for borrowed money which shall contain provisions subordinating the payment of such indebtedness and the liens and security interests securing such indebtedness to Senior Debt, in form, substance and extent acceptable to Agent in its sole discretion.

“Subordination Agreement” means, individually, and “Subordination Agreements” means, collectively, the Subordination Agreements executed in connection with the Subordinated Debt, from time to time, each in form and substance satisfactory to Agent in its sole discretion.

“Subsidiary” of any entity means any corporation, limited liability company, partnership or other legal entity of which such entity directly or indirectly owns or controls at least a majority of the outstanding Equity Interests having general voting power. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Tangible Net Worth” means, at any date, the amount of the capital stock liability of Borrowers on a consolidated basis (but excluding the effect of intercompany transactions) plus (or minus in the case of a deficit) its capital surplus and earned surplus minus, to the extent not otherwise excluded (a) the cost of treasury shares, (b) the aggregate amount of Intangible Assets including the excess for assets acquired over their respective book values on the books of the corporation from which acquired, (c) investments in and loans to any Subsidiary or Affiliate or to any shareholder, director or employee of a Borrower or an Affiliate of any Borrower and (d) any deficits from the amount required as an allowance for loan losses under Section 6.4(c) hereof and the amount of any Receivables to be charged off, that have not been charged off, in Section 6.4(d) hereof.

“Temporary Hardship Event” means a temporary or short term adjustments to interest rates, payment amounts or payment dates.

“Temporary Hardship Receivables” means a Receivable for which there has been a Temporary Hardship Event.

“Termination Date” means the earlier of: (a) the Maturity Date, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement, or (b) the date on which the Commitments are terminated and the Loan becomes due and payable pursuant to Section 9.1.

“UCC” means the Uniform Commercial Code as in effect in the State of Iowa from time to time.

“Unused Line Fee Percentage” means (a) for each calendar month for which the average outstanding principal balance of the Loan is equal to or greater than Fifty Percent (50%) of the Maximum Principal Amount, One Half of One Percent (0.50%) per annum and (b) for each calendar month for which the average outstanding principal balance of the Loan is less than Fifty Percent (50%) of the Maximum Principal Amount, Three Quarters of One Percent (0.75%) per annum, in each case computed on the basis of a Three Hundred Sixty (360) day year and the actual number of days elapsed.

“WFPC Affiliate” means in relation to Agent, any entity controlled, directly or indirectly, by Agent, any entity that controls, directly or indirectly, Agent or any entity directly or indirectly under common control with Agent. For this purpose, “control” of any entity means ownership of a majority of the voting power of the entity.

Section 1.2 Rules of Construction.

(a) Accounting Term. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.

(b) Uniform Commercial Code. Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts”, “Deposit Accounts”, “Documents”, “Instruments”, “General Intangibles”, “Chattel Paper”, “Inventory”, “Goods”, “Equipment”, “Fixtures”, “Supporting Obligations”, and “Letter of Credit Rights” shall have the respective meanings given to such terms in the UCC.

ARTICLE 2

THE REVOLVING CREDIT FACILITY

Section 2.1 The Loan. Until the Termination Date, Borrowers may request Lenders to make Advances to Borrowers and, subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to lend such Lender’s Commitment Percentage of each requested Advance up to such Lender’s Commitment which Borrowers may repay and reborrow from time to time. The aggregate unpaid principal amount at any one time outstanding of all Advances shall not exceed the lesser of the Maximum Principal Amount or the Borrowing Base in effect as of the date of determination.

(a) Agent shall establish on its books an account in the name of Borrowers (the “Borrowers’ Loan Account”). A debit balance in Borrowers’ Loan Account shall reflect the amount of Borrowers’ indebtedness to Agent and Lenders from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder. At least once each month, Agent shall provide to Borrowers a statement of Borrowers’ Loan Account which statement shall be considered correct and accepted by Borrowers and conclusively binding upon Borrowers unless Borrowers notify Agent to the contrary within Thirty (30) days of Agent’s providing such statement to Borrowers.

(b) Borrowers shall prepare a completed Availability Statement as of each month end and forward such statement to Agent by the twentieth (20th) day of the following month or as may be more frequently required by Agent from time to time.

(c) Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrowers’ Loan Account, and shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Maximum Principal Amount.

(d) The Loan shall be due and payable on the Termination Date. Upon the occurrence of an Event of Default, Agent shall have rights and remedies available to it under Article 9 of this Agreement.

(e) Agent has the right at any time, and from time to time, in its reasonable discretion (but without any obligation), to (i) set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate, including, without limitation, a reserve equal to the amount of outstanding indebtedness, liabilities and obligations in connection with Bank Products and (ii) may adjust the advance rates in the Borrowing Base downward from time to time upon Fourteen (14) days notice to Borrowers, including, without limitation, to reflect, in Agent’s judgment, the experience with Borrowers (including without limitation any increased credit, operational, legal, regulatory, political or reputational risk of Borrowers).

Section 2.2 The Notes. The indebtedness of Borrowers to each Lender hereunder shall be evidenced by a separate Note executed by Borrowers in favor of such Lender in the principal amount equal to each such Lender’s Commitment Percentage of the Maximum Principal Amount. The principal amount of the Notes will be the Maximum Principal Amount; provided, however, that notwithstanding the face amount of the Notes, Borrowers’ liability under the Notes shall be limited at all times to the actual indebtedness (principal, interest and fees) then outstanding and owing by Borrowers to Agent and Lenders hereunder.

Section 2.3 Method of Payment. Borrowers shall make all payments of principal and interest on the Notes in lawful money of the United States of America and in funds immediately available by wire transfer or automated clearing house transfer, to Agent at its address referred to in Section 10.4 of this Agreement or at such other address as Agent otherwise directs. Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time. As soon as practicable after Agent receives payment from Borrowers, but in no event later than One (1) Business Day after such payment has been made, subject to Section 2.7, Agent will cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable to Agent to reimburse Agent for fees and expenses payable solely to Agent pursuant to the terms of this Agreement) or expenses payable to Agent and Lenders in accordance with the terms of this Agreement, in like funds relating to the payment of any such other amounts payable to Lenders. Borrowers’ obligations to Lenders with respect to such payment shall be discharged by making such payments to Agent pursuant to this Section 2.3 or, if not timely paid or any Event of Default or Default then exists, may be added to the principal amount of the Loans outstanding.

Section 2.4 Extension and Adjustment of Maturity Date. Upon the written agreement of Borrowers, Agent and Lenders, the Maturity Date may be extended.

Section 2.5 Use of Proceeds. The initial Advances made by Lender on the Closing Date shall be used to repay certain existing indebtedness of Borrowers and to pay costs and expenses incurred in connection with this Agreement. Thereafter, Advances shall be used to finance Borrowers’ working capital, for other operational needs and for other lawful purposes except as otherwise limited under this Agreement.

Section 2.6 Interest.

(a) In the absence of an Event of Default or Default hereunder, and prior to maturity, the outstanding balance of the Loan will bear interest at an annual rate at all times equal to the LIBOR Rate plus the Applicable Margin.

(b) Interest shall be payable monthly in arrears on the first (1st) day of each month commencing on the first such date after the first Advance under the Loan and continuing until the Commitments are terminated and the Obligations are indefeasibly paid in full. Unless otherwise required by Agent at any time and from time to time or Borrowers have otherwise paid or informed Agent that Borrowers will pay such amount in immediately available funds, Borrowers shall be deemed to have requested an Advance on the first (1st) day of each calendar month in an amount equal to accrued and unpaid interest and any other accrued but unpaid fees due and owing hereunder and such amount shall be added to the outstanding principal balance of the Obligations. Interest as provided hereunder will be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. The rate of interest provided for hereunder is subject to increase or decrease when and as the LIBOR Rate increases or decreases in an amount corresponding to the change in the LIBOR Rate. Any such change in the interest rate hereunder shall take effect the first (1st) day of the month following a change in the LIBOR Rate.

(c) From and after the Maturity Date, or such earlier date as the outstanding principal balance of the Loan and other Obligations become due and payable by acceleration or otherwise, or at Agent’s option upon the occurrence of an Event of Default, Borrowers hereby agree to pay interest on the outstanding principal balance of the Loan and other Obligations and, to the extent permitted by law, overdue interest with respect thereto, at the rate of Two and a Half Percent (2.5%) per annum above the rate of interest otherwise applicable to the Loan.

(d) Payments of interest and fees not received within Ten (10) days of the date due, are subject to a late charge equal to the greater of Five Hundred Dollars ($500) or Five Percent (5.0%) of the amount past due, which late charge shall be in addition to any charge, fee or interest otherwise payable hereunder.

Section 2.7 Advances.

(a) Borrower Agent shall notify Agent in writing not later than 12:00 Noon Central time, on the date of each requested Advance, specifying the date, amount and purpose of the Advance. Such notice shall be submitted via Agent’s online automatic request system in the form of the Request for Advance and shall be certified by the President or Treasurer (or such other authorized Person as Borrower Agent directs from time to time) of Borrower Agent.

(b) Agent shall give to each Lender prompt notice (but in no event later than 1:00 P.M., Central time on the date of Agent’s receipt of notice from Borrowers) of each Request for Advance by facsimile. No later than 2:00 P.M., Central time on the date on which an Advance is requested to be made pursuant to the applicable Request for Advance, each Lender will make available to Agent at the address of Agent set forth in Section 10.4, in immediately available funds, its Commitment Percentage of such Advance requested to be made. Unless Agent shall have been notified by any Lender prior to the date of Advance that such Lender does not intend to make available to Agent its portion of the Advance to be made on such date, Agent may assume that such Lender will make such amount available to Agent as required above and Agent may, in reliance upon such assumption, make available the amount of the Advance to be provided by such Lender. Upon fulfillment of the conditions set forth in Sections 2.7(a) and 5.2 for such Advance, and as soon as practicable after receipt of funds from Lenders (but in any event not later than 2:00 P.M., Central time) Agent will make such funds as have been received from Lenders available to Borrowers at the account specified by Borrowers in such Request for Advance.

(c) To administer the Loan in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Lenders hereby instruct Agent, and Agent may (in its sole discretion, without any obligation) (i) make available, on behalf of Lenders, the full amount of all Advances requested by Borrowers, without giving each Lender prior notice of the proposed Advance, of such Lender’s Commitment Percentage thereof and the other matters covered by the Request for Advance and (ii) if Agent has made any such amounts available as provided in clause (i), upon repayment of Loans by Borrowers, first apply such amounts repaid directly to the amounts made available by Agent in accordance with clause (i) and not yet settled as described below. If

Agent makes an Advance on behalf of Lenders, as provided in the immediately preceding sentence, the amount of outstanding Loans and each Lender’s Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M., Central time on the Business Day immediately preceding the date of each computation; provided, however, that Agent retains the absolute right at any time or from time to time to make the afore-described adjustments at intervals more frequent than weekly. Agent shall deliver to each of Lenders at the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by Lenders prior to 12:00 Noon, Central time on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M., Central time on the day such summary statement was sent; and if such summary statement is sent by Agent and received by Lenders after 12:00 Noon, Central time on any Business Day, each Lender shall make such transfers no later than 3:00 P.M., Central time no later than the next succeeding Business Day after such summary statement was sent. If in any Settlement Period, the amount of a Lender’s Commitment Percentage of the Loans is in excess of the amount of Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender’s Commitment Percentage of the Loans in any Settlement Period is less than the amount of Loans actually funded by such Lender, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each of Lenders to transfer such funds shall be irrevocable and unconditional, without recourse to or warranty by Agent and made without setoff or deduction of any kind. Each of Agent and Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Commitment Percentages of the outstanding Loans. Because Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by Agent to each Lender (including Agent) in accordance with the amount of Loans actually advanced by and repaid to each Lender (including Agent) during each Settlement Period and shall accrue from and including the date such Advance is made by Agent to but excluding the date such Loans are repaid by Borrower in accordance with Section 2.3 or actually settled by the applicable Lender as described in this Section 2.7(c). All such Advances made by Agent on behalf of Lenders hereunder shall bear interest at the interest rate applicable hereunder for Advances.

(d) If the amounts described in subsection (b) or (c) of this Section 2.7 are not in fact made available to Agent by a Lender (such Lender being hereinafter referred to as a “Defaulting Lender”) and Agent has made such amount available to Borrowers, Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrowers and Borrowers shall immediately (but in no event later than Two (2) Business Days after such demand) pay such corresponding amount to Agent. Agent shall also be entitled to recover from such Defaulting Lender and Borrowers, (i) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrowers to the date such corresponding amount is recovered by Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight federal funds rate or (B) if paid by Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.6, plus (ii) in each case, an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by Borrowers under clause (ii) above on account of such Defaulting Lender’s default.

(e) The failure of any Lender to make its portion of the Advance to be made by it as part of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Advance. The amounts payable by each Lender shall be a separate and independent obligation.

(f) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Section 2.6, on outstanding Loans which it has funded to Agent from the date such Lender funded such Advance to, but excluding, the date on which such Lender is repaid with respect to the Loan.

(g) Notwithstanding the obligation of Borrowers to send written confirmation of a Request for Advance, in the event that Agent agrees to accept a Request for Advance made by telephone, such telephonic request shall be binding on Borrowers whether or not written confirmation is sent by Borrower or requested by Agent. Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic notice believed by Agent in good faith to be from Borrowers or their agents. Agent’s records of the terms of any telephonic requests for Advances shall be conclusive on Borrowers in the absence of gross negligence or willful misconduct on the part of Agent in connection therewith.

(h) Agent shall not be obligated to transfer to any Defaulting Lender any payments made by Borrowers to the Agent for the Defaulting Lender’s benefit; nor will a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so re-lent to Borrowers shall earn interest at the interest rate applicable hereunder and for all other purposes of this Agreement shall be treated as if they were Advances; provided, however, that for purposes of voting or consenting to matters with respect to the Credit Documents and determining Commitment Percentages, such Defaulting Lender shall be deemed not to be a “Lender”, and each of such Defaulting Lender’s Commitment and the unpaid principal balance of the Advances owing to such Defaulting Lender shall be deemed to be zero (-0-). Until a Defaulting Lender cures its failure to fund its pro rata share of any Advance, such Defaulting Lender shall not be entitled to any portion of the unused line fee payable pursuant to Section 2.9(b) of this Agreement. This Section 2.7(h) shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section 2.7(h) shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrowers of their duties and obligations hereunder or under any of the other Credit Documents. Nothing contained in this Section 2.7 or otherwise in this Agreement shall impair or limit any claim of Borrowers against a Defaulting Lender (including, without limitation, expenses incurred by Borrowers by reason of any such default) who breaches its commitment to fund Advances hereunder.

(i) Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrowers.

Section 2.8 Prepayment.

(a) Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part not to exceed Five Million Dollars ($5,000,000) without notice, and, in part, in excess of Five Million Dollars ($5,000,000) upon Seven (7) Business Day’s prior notice to Agent without premium or penalty, provided that (i) in the event Borrowers repay the Loan in full or the Obligations are accelerated following the occurrence of an Event of Default at any time on or prior to the first anniversary of the Closing Date, Borrowers shall pay a sum equal to Two Percent (2.0%) of the Maximum Principal Amount as a prepayment fee, (ii) in the event Borrowers repay the Loan in full or the Obligations are accelerated following the occurrence of an Event of Default at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, Borrowers shall pay a sum equal to One and One Half Percent (1.50%) of the Maximum Principal Amount as a prepayment fee; (iii) in the event Borrowers repay the Loan in full or the Obligations are accelerated following the occurrence of an Event of Default at any time thereafter, Borrowers shall pay a sum equal to One Percent (1.0%) of the Maximum Principal Amount as a prepayment fee; (iv) prepayments shall be in a minimum amount of Ten Thousand Dollars ($10,000) and Ten Thousand Dollars ($10,000) increments in excess thereof; and (v) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any. Notwithstanding the foregoing, in the event any Borrower should enter into a Change of Ownership transaction acceptable to Lenders (as determined in their sole and absolute discretion) and Lenders enter into a modified or new financing with the acquiring Person or Lenders otherwise consents to such Change in Ownership in writing, then the termination fee shall be waived by Lenders.

(b) Mandatory Prepayments. In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Availability Statement or otherwise) Borrowers shall pay to Agent immediately and without demand or notice of any kind required, the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base then applicable, together with all accrued interest on the amount so paid and any fees and costs incurred in connection therewith.

Section 2.9 Fees. Borrowers shall pay to Agent, at Agent’s offices, the following:

(a) Administrative Fee. A non-refundable monthly administrative fee of $3,000. Such administrative fee shall be payable to Agent, solely for its account, monthly in arrears on the first (1st) day of each month, and also payable on the Termination Date, unless the Commitments are terminated on an earlier date, in which event the administrative fee shall be paid on the date of such termination.

(b) Unused Line Fee. A non-refundable monthly unused line fee at the rate of the Unused Line Fee Percentage on the average daily unused Commitments. Such unused line fee shall be payable to Agent, for the account of Lenders in accordance with their Commitment Percentages, monthly in arrears on the first (1st) day of each month, and also payable on the Termination Date, unless the Commitments are terminated on an earlier date, in which event the unused line fee shall be paid on the date of such termination.

Section 2.10 Regulatory Changes in Capital Requirements; Replacement of a Lender.

(a) Regulatory Changes in Capital Requirements. If any Lender shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any lending office of such Lender) or such Lender’s holding company with any industry wide request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or its holding company could have achieved on the portion of the Loans made by such Lender pursuant hereto but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Borrowers shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Section 2.6 with respect to amounts not paid when due. Agent will notify Borrowers of any event occurring after the date of this Agreement that will entitle a Lender to compensation pursuant to this Section 2.10(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(b) Replacement of a Lender. If Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 2.10(a), then Borrowers may within Ninety (90) days thereafter designate another bank that is acceptable to Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

Section 2.11 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section 2.12 Pro Rata Treatment. Subject to Sections 2.7 and Section 9.4 hereof, each payment or prepayment of principal of the Loan and each payment of interest on the Loans, actually received by Agent shall be allocated pro rata among Lenders in accordance with the respective principal amounts of their outstanding Loans; provided, however, that the foregoing fees payable hereunder (other than the fees payable under Section 2.9(a) hereof) to Lenders shall be allocated to each Lender based on such Lender’s Commitment Percentage.

Section 2.13 Accordion Facility. Subject to the terms and conditions set forth herein below, Borrowers shall have a right at any time to increase the amount of the Maximum Principal Amount (the “Accordion Increase”) in an amount acceptable to Agent in its sole and absolute discretion (and without the approval of any Lenders); provided, however, that the aggregate amount of the Accordion Increase shall not exceed Ten Million Dollars ($10,000,000). The following additional terms and conditions shall apply to the Accordion Increase:

(a) the Accordion Increase shall constitute additional Obligations and shall be secured and guaranteed with the other Obligations on a pari passu basis by the Collateral;

(b) Borrowers shall execute a new Note in favor of any new Lender or any existing Lender whose Commitment is increased, as well as any other legal documentation and modification documents reasonably requested by Agent to consummate the Accordion Increase;

(c) unless otherwise provided by Agent, the Accordion Increase shall be subject to the same terms (including interest rate and maturity date) as the existing Loan;

(d) all documents, organizational documents and other documents evidencing and contemplated by the Accordion Increase shall be in form and substance acceptable to Agent and Borrowers;

(e) Borrowers shall have delivered all due diligence materials and other deliverables reasonably requested by Agent;

(f) each of the closing conditions set forth in Article 5 shall have been satisfied;

(g) no Default or Event of Default shall have occurred that has not been waived by Lenders pursuant to the terms hereof;

(h) Agent shall have received from Borrowers updated financial statements and projections and a certificate, in each case in form and substance reasonably satisfactory to Agent, demonstrating that, after giving effect to the Accordion Increase on a pro forma basis, Borrowers will be in compliance with all financial covenants set forth herein;

(i) the Accordion Increase shall be subject to the ability of Agent to syndicate the Accordion Increase as determined by Agent in its sole and absolute discretion; and

(j) Agent shall have received such other due diligence and credit committee approvals as it may require with results satisfactory to Agent in its sole and absolute discretion.

Participation in the Accordion Increase shall be offered first to each of the existing Lenders in an amount equal to each Lender’s Commitment Percentage of the Accordion Increase, but no such Lender shall have any obligation to provide all or any portion of the Accordion Increase. If the amount of the Accordion Increase requested by Borrowers shall exceed the Commitments which the existing Lenders are willing to provide with respect to the Accordion Increase, then Agent may invite other banks or lending institutions acceptable to Agent and Borrowers to join this Agreement as Lenders hereunder for the portion of such Accordion Increase not provided by the existing Lenders; provided, however, that such other banks, or financial institutions shall enter into such joinder agreements to give effect thereto as Agent and Borrowers may reasonably request. Agent is authorized to enter into, on behalf of Lenders, any amendment to this Agreement or any other Credit Document as may be necessary to incorporate the terms of the Accordion Increase in accordance with the terms hereof.

ARTICLE 3

SECURITY

Section 3.1 Security Interest. To secure the payment and performance of the Obligations, each Borrower hereby grants to Agent, for the benefit of Lenders and WFPC Affiliates, a continuing general Lien on and a continuing security interest in all of the Collateral, wherever located, whether now owned or hereafter acquired, existing or created, together with all replacements and substitutions therefor, and the cash and non-cash proceeds thereof, subject to Permitted Liens. The Liens and security interests of Agent in the Collateral shall be first and prior perfected Liens and security interests, subject only to Permitted Liens, and may be retained by Agent until all of the Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise has been terminated.

Section 3.2 Financing Statements. Agent is hereby authorized by each Borrower to file any financing statements covering the Collateral or any amendment adding collateral to any financing statement or an amendment that adds a debtor to a financing statement, in each case whether or not a Borrower’s signature appears thereon. Borrowers agree to comply with the requirements of all state and federal laws and requests of Agent in order for Agent to have and maintain a valid and perfected first security interest in the Collateral.

Section 3.3 Collateral Requirements. Borrowers shall mark their books and records clearly identifying that the Collateral has been collaterally assigned to Agent pursuant to this Agreement. Borrowers shall (a) hold all original Collateral as the custodian for Agent for the purposes of perfecting Agent’s Lien in the Collateral and upon the request of Agent following the occurrence of an Event of Default, deliver to Agent the Collateral and all Documents, General Intangibles and Instruments relating to Collateral and, upon request of Agent, deliver to Agent or its designee any other property in which Borrowers have granted Agent a security interest hereunder, including, but not limited to, all of Borrowers’ Books and Records including all computers, computer related equipment, tapes and software; and (b) execute and deliver to Agent, for the benefit of Lenders, such assignments, endorsements, allonges to promissory notes, mortgages, financing statements, amendments thereto and continuation statements thereof, in form satisfactory to Agent, and such additional agreements, documents or instruments as Agent may, from time to time, require to evidence, perfect and continue to perfect Agent’s liens and security interests granted hereunder. Agent may in its sole discretion record or file any such document, instrument or agreement, including, without limitation, this Agreement, as it may from time to time deem desirable.

Section 3.4 Collections.

(a) Notwithstanding the assignment (but not in any way to be deemed or construed to impair or affect the security interest granted hereunder) of the Collateral by Borrowers to Agent, until the occurrence of a Default or an Event of Default, Borrowers may service, manage, enforce and receive Collections on Receivables for the account of Agent. Borrowers shall have no power to make any allowance or credit to any obligor outside the ordinary course of Borrowers’ business without Agent’s prior written consent. At any time following the occurrence of a Default or an Event of Default, Agent may, in its sole discretion, provide a Transfer Notice (as defined in the Backup Servicing Agreement) to Backup Servicer.

(b) All amounts received directly by Borrowers from any account debtor in respect of any Receivables, as well as all Collections, shall be held in trust by Borrowers for the benefit of Agent and Lenders.

(c) Borrowers shall instruct all account debtors on the Receivables to remit all payments to a deposit account or a lockbox subject to a Control Agreement. All Collections received by Borrowers shall be deposited by Borrowers into a deposit account subject to a Control Agreement within One (1) Business Day of receipt. All funds deposited into a deposit account or a lockbox subject to a Control Agreement shall immediately become the property of Agent and shall not, in any event, bear interest in favor of Borrowers or any other party.

(d) The Control Agreements shall be irrevocable by Borrowers so long as Borrowers are indebted to Agent and Lenders under this Agreement and this Agreement remains in effect.

Section 3.5 Additional Rights of Agent; Power of Attorney.

(a) In addition to all the rights granted to Agent hereunder, Agent shall have the right, at any time following the occurrence of a Default or an Event of Default, to notify the obligors and account debtors of all Collateral to make payment thereon directly to Agent, and to take control of the cash and non-cash proceeds of such Collateral; provided, however, that once such notification is given to such obligors, it shall not be vitiated by a subsequent cure of such Event of Default or Default without the prior written consent of Agent. When Collections received by Agent have been converted into cash form, Agent shall forthwith apply the same first in discharge of all expenses, fees, costs and charges including attorneys’ fees and costs of Collections; second to pay all interest accrued under the Notes and this Agreement; third to pay principal due under the Notes and this Agreement; and then to pay any other sums due to Agent and Lenders under the terms of this Agreement.

(b) Each Borrower irrevocably appoints Agent its true and lawful attorney, with power of substitution, to act in the name of such Borrower or in the name of Agent or otherwise, for the use and benefit of Agent, but at the cost and expense of Borrowers, without notice to Borrowers: to demand, collect, receipt for and give renewals, extensions, discharges and releases of any Collateral; to institute and to prosecute legal and equitable proceedings to realize upon any Collateral; to settle, compromise, or adjust claims; to take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds thereof; to endorse the name of such Borrower upon any notes, checks, drafts, money orders, or other evidences of payment of Collateral; to sign such Borrower’s name on any instruments or documents relating to any of the Collateral or on drafts against account debtors; to do all other acts and things necessary, in Agent’s sole judgment, to effect collection of the Collateral or protect its security interest in the Collateral; and generally to sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirement of notice to Borrowers or other Persons under applicable laws.

Section 3.6 Additional Collateral Provisions.

(a) Borrowers will defend the Collateral against all Liens (other than Permitted Liens), and claims and demands of all Persons at any time claiming the same or any interest therein. Borrowers agree to comply with the requirements of all state and federal laws and requests of Agent in order for Agent to have and maintain a valid and perfected first security interest and/or mortgage Lien in the Collateral including, without limitation, executing such documents as Agent may require to obtain control over all Deposit Accounts, Letter-of-Credit Rights and Investment Property, as applicable. Furthermore, Borrowers shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim against any third party, and, upon the request of Agent, shall promptly enter into such security agreements and do such other things or acts deemed appropriate by Agent to give Agent a fully valid, perfected and enforceable security interest in any such Commercial Tort Claim. Collateral shall include any such Commercial Tort Claim, and the authorization given by Borrowers to Agent in Section 3.2 above to file financing statements covering the Collateral shall include the authorization to file financing statements with respect to any such Commercial Tort Claim. Borrowers warrant and represent that they do not own any Commercial Tort Claims as of the date hereof.

(b) In addition to the foregoing, Borrowers shall perform all further acts that may be lawfully and reasonably required by Agent to secure Agent and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox agreements, cash collateral account agreements, mortgages, security agreements, contracts and any other documents required hereunder, as well as obtain Acknowledgment and Waiver Agreements.

At the request of Agent, Borrowers shall, immediately deliver (with execution by Borrowers of all necessary documents or forms to reflect, implement or enforce all Liens described herein thereon) to Agent all certificates of title to note the Lien of Agent thereon and all items of Collateral for which Agent must receive possession to obtain and/or maintain perfected security interests.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants and shall continue to represent and warrant to Agent and Lenders until the Obligations hereunder have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated as follows:

Section 4.1 Representations and Warranties as to Receivables.

(a) As to the Receivables generally:

(i) Each Borrower or, where a Borrower was not the original lender, to the best of such Borrower’s knowledge, the original lender or seller had full power and authority to make the loans (or other extensions of credit) evidenced by the Receivables and all such Receivables and all Books and Records related thereto are genuine, based on enforceable contracts and are in all respects what they purport to be;

(ii) All Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms; any applicable filing, recording or lien notation law with respect to any collateral securing a Receivable will have been complied with to the extent such filing or recording is necessary under applicable law to create or perfect such Borrower’s security interest in such collateral consistent with its present policy and as of the date of this Agreement, Borrowers do not have any Receivables secured by collateral;

(iii) The form and content of all Receivables and the security related thereto, if any, and the transactions from which they arose comply in all material respects with any and all applicable laws, rules and regulations, including without limitation, the Consumer Finance Laws;

(iv) The original amount and unpaid balance of each Receivable on Borrowers’ Books and Records and on any statement or schedule delivered to Agent and/or any Lender, including without limitation the Schedule of Receivables, is and will be the true and correct amount actually owing to a Borrower as of the date each Receivable is pledged to Agent, is not subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Borrower has any knowledge of any fact which would impair the validity or collectability of any Receivables;

(v) All security agreements, title retention instruments and other documents and instruments which are security for Receivables, if any, contain a correct and sufficient description of the personal property covered thereby, and, subject to the rights of Agent hereunder and the interests of Borrowers as holder of such security agreements title retention instruments or other documents or instruments, are or create security interests and Liens;

(vi) Borrowers have made an adequate credit investigation of the obligor and/or co-applicant of each Receivable and has determined in the ordinary course of Borrowers’ business in accordance with historic practice that his or her credit is satisfactory and is in conformity in all material respects with Borrowers’ policies and standards; and

(vii) A Borrower has good and valid indefeasible title to the Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, and has the right to pledge and grant Agent, for the benefit of Lenders and WFPC Affiliates, a first priority security interest in the same, in the manner provided in this Agreement.

Section 4.2 Organization and Good Standing. Each Borrower is duly organized and validly existing in good standing under the laws of the state identified on Schedule 4.2 attached hereto and made part hereof and has the power and authority to engage in the business it conducts and is qualified and in good standing in those states wherein the nature of business or property owned by it requires such qualification, is not required to be qualified in any other state; or if not so qualified, no adverse effect would result therefrom. The organizational number assigned to each Borrower by the state of its organization is set forth on Schedule 4.2 attached hereto and made part hereof.

Section 4.3 Perfection of Security Interest. Upon filing of financing statements in all places as, in the opinion of counsel for Borrowers, are necessary to perfect the security interests granted in Article 3 of this Agreement, describing the Collateral and disclosing each Borrower as debtor and Agent as secured party, Agent will have a first perfected security interest in the Collateral which can be perfected by the filing of a UCC financing statement in each Borrower’s state of organization, superior in right of interest to any other Person (including, without limitation, purchasers from, or creditors or receivers or a trustee in bankruptcy of, Borrowers).

Section 4.4 No Violations. The making and performance of the Credit Documents do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of any Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower is a party or by which a Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, Property (including the Collateral), prospects or financial condition of any Borrower.

Section 4.5 Power and Authority.

(a) Each Borrower has full power and authority under the law of the state of its organization and under its organizational documents to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to Agent, for the benefit of Lenders, a security interest in the Collateral; and

(b) All actions (corporate or otherwise) necessary or appropriate for each Borrower’s execution, delivery and performance of the Credit Documents have been taken.

Section 4.6 Validity of Agreements. Each of the Credit Documents is, or when delivered to Agent will be, duly executed and constitute valid and legally binding obligations of each Borrower enforceable against such Borrower, in accordance with their respective terms.

Section 4.7 Litigation. There is no order, notice, claim, action, suit, litigation, proceeding or investigation pending or, to Borrowers’ knowledge, threatened against or affecting any Borrower, whether or not fully covered by insurance, except as identified and described on Schedule 4.7 attached hereto and made part hereof.

Section 4.8 Compliance. Each Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including all Consumer Finance Laws (including being in compliance with privacy notice requirements under the Gramm-Leach-Bliley Act)), material to the conduct of its business and operations; each Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s execution and performance of the Credit Documents.

Section 4.9 Accuracy of Information; Full Disclosure.

(a) All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to Agent and/or any Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP and do and will fairly present in all material respects the financial condition of each Borrower and its Subsidiaries, if any, on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of such Borrower.

(b) Since the date of the most recent financial statements furnished to Agent and/or any Lender, there has not been any material adverse change in the financial condition, business or operations of any Borrower.

(c) All financial statements and other statements, documents and information furnished by Borrowers, or any of them, to Agent and/or any Lender in connection with this Agreement and the Notes and the transactions contemplated hereunder do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Each Borrower has disclosed to Agent in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of such Borrower, or such Borrower’s ability to perform its obligations under this Agreement and the Notes.

Section 4.10 Taxes. Except as described on Schedule 4.10 attached hereto and made part hereof, each Borrower has filed and will file all tax returns which are required to be filed and has paid or will pay when due all taxes, license and other fees with respect to the Collateral and the business of such Borrower except taxes contested in good faith for which adequate reserves have been established by such Borrower on its Books and Records.

Section 4.11 Indebtedness. No Borrower has presently outstanding indebtedness or obligations including contingent obligations and obligations under leases of property from others, except Permitted Indebtedness.

Section 4.12 Investments. No Borrower has direct or indirect Subsidiaries or Affiliates, or investments in or loans to any other individuals or business entities (other than Consumer Purpose Loans), except as described in Schedule 4.12 attached hereto and made part hereof.

Section 4.13 ERISA. Each Borrower and any Subsidiary, and each member of the controlled group of corporations (as such term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such Borrower is a member, is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder. No reportable event, as such term (hereinafter called a “Reportable Event”) is defined in Title IV of ERISA, has occurred with respect to, nor has there been terminated, any Plan maintained for employees of any Borrower, or any Subsidiary, or any member of the controlled group of corporations of which a Borrower is a member.

Section 4.14 Hazardous Wastes, Substances and Petroleum Products.

(a) Each Borrower (i) has received all permits and filed all notifications necessary to carry on its respective business; and (ii) is in compliance in all respects with all Environmental Control Statutes.

(b) No Borrower has given any written or oral notice to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products or properties owned or leased by such Borrower or in connection with the conduct of its business and operations.

(c) No Borrower has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

Section 4.15 Solvency. Each Borrower is, and after receipt and application of the first Advance will be, solvent such that (a) the fair value of its assets (including without limitation the fair salable value of such Borrower’s Intangible Assets) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (b) the present fair salable value of its assets (including without limitation the fair salable value of its Intangible Assets) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Borrower intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Section 4.15, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

Section 4.16 Business Location. Each Borrower’s address set forth on Schedule 4.16 attached hereto and made part hereof is the location of such Borrower’s principal place of business and such address, together with the addresses set forth on Schedule 4.16 attached hereto and made part hereof, is the only location where such Borrower keeps its records concerning the Collateral. The location of all other places of business of each Borrower and the names in which each Borrower conducts business at each such location are set forth in Schedule 4.16 attached hereto and made part hereof.

Section 4.17 Capital Stock. All of the issued and outstanding capital stock or other ownership interest of each Borrower is owned as described on Schedule 4.17 attached hereto and made part hereof, and all such ownership interests are fully paid and non-assessable.

Section 4.18 No Extension of Credit for Securities. No Borrower is, nor will it be, engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations.

Section 4.19 Anti-Terrorism Laws.

(a) No Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) No Borrower or any of its respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which WFPC is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website; or

(vi) a Person who is known to be affiliated or associated with a person or entity listed above.

(c) No Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

Section 4.20 Credit Card Agreements and Sale Agreements. Schedule 4.20 is a list of all Credit Card Agreements and Sale Agreements as of the Closing Date.

ARTICLE 5

CONDITIONS TO LOAN

Section 5.1 Documents to be Delivered to Agent Prior to Effectiveness. Prior to the effectiveness of this Agreement, Borrowers shall deliver or cause to be delivered to Agent (all documents to be in form and substance satisfactory to Agent in its sole and absolute discretion):

(a) Credit Documents. This Agreement, the Notes, the Collateral Pledge Agreements (together with stock powers duly and properly executed in blank and the original stock certificates evidencing the Equity Interests pledged thereunder) and all other Credit Documents duly and properly executed by the parties thereto;

(b) Searches. Uniform Commercial Code, tax and judgment searches against each Borrower in those offices and jurisdictions as Agent shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against each Borrower or any Collateral except for Permitted Liens and those other Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to Agent Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances or (iii) has delivered a Subordination Agreement to Agent with respect to its Lien and security interest in the Collateral, all in a form and substance satisfactory to Agent in its sole discretion;

(c) Organizational Documents.

(i) A copy of each Borrower’s (A) organization documents, certified as of a recent date by such Borrower’s secretary (or other appropriate officer), and (B) bylaws, partnership agreement or operation agreement, as applicable, certified as of a recent date by such Borrower’s secretary (or other appropriate officer); together with certificates of good standing existence or fact in such Borrower’s state of organization and in each jurisdiction in which such Borrower is qualified to do business, each dated within Thirty (30) days from the date of this Agreement;

(ii) A copy of each Pledgor’s (unless if a Pledgor is an individual Person) (A) organization documents, certified as of a recent date by such Pledgor’s secretary (or other appropriate officer), and (B) bylaws, partnership agreement or operation agreement, as applicable, certified as of a recent date by such Pledgor’s secretary (or other appropriate officer); together with certificates of good standing existence or fact in such Pledgor’s state of organization and in each jurisdiction in which Pledgor’s is qualified to do business, each dated within Thirty (30) days from the date of this Agreement;

(d) Authorization Documents.

(i) A certified copy of resolutions of each Borrower’s board of directors, members, managers or partners, as applicable, authorizing the execution, delivery and performance of the Notes, this Agreement and all other Credit Documents, the pledge of the Collateral to Agent as security for the Obligations made hereunder and the borrowing evidenced by the Notes and designating the appropriate officers to execute and deliver the Credit Documents;

(ii) A certified copy of resolutions of Pledgor’s (unless if a Pledgor is an individual Person) board of directors, members, managers or partners, as applicable, authorizing the execution, delivery and performance of the Collateral Pledge Agreement and the pledge of the collateral thereunder to Agent as security for the Obligations and designating the appropriate officers to execute and deliver the Collateral Pledge Agreement;

(e) Incumbency Certificates.

(i) A certificate of each Borrower’s secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Borrower signing this Agreement, the Notes and other Credit Documents;

(ii) A certificate of each Pledgor’s (unless if a Pledgor is an individual Person) secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Pledgor signing the Collateral Pledge Agreement;

(f) Opinion of Counsel. Agent shall have received a written opinion of Borrowers’ and material Pledgors’ counsel addressed to Agent and Lenders in form and substance satisfactory to Agent in its sole discretion;

(g) Officer’s Certificate. A certificate, dated the date of this Agreement, signed by the President of each Borrower, to the effect that (i) all representations and warranties set forth in this Agreement are true and correct as of the date hereof in all material respects and (ii) no Default or Event of Default hereunder has occurred, each Borrower’s seal being affixed to such certificate and each Borrower’s secretary attesting thereto;

(h) Availability Statement/Request for Advance. A completed Availability Statement and Request for Advance;

(i) Acknowledgment and Waiver Agreement. Acknowledgment and Waiver Agreements duly executed by the parties thereto no later than Sixty (60) days from the Closing Date;

(j) Due Diligence. Completion of Agent’s due diligence of Borrowers and Pledgors including due diligence with respect to Borrowers’ owners, key operators, and key management personnel with results satisfactory to Agent;

(k) Financial Information. A copy of each of the reports required pursuant to Section 6.2 of this Agreement for the period most recently ended prior to the date hereof;

(l) Subordination Documents. Copies of the documents, instruments and writings evidencing the Subordinated Debt;

(m) Insurance. Evidence of insurance issued by a reputable carrier with respect to each Borrower’s fire, casualty, liability, and other insurance covering its Property, and any key owner/operator insurance;

(n) Data Tape. A data tape submitted as of the most recent month end;

(o) Closing Agenda. Such other documents, information and reports listed on the Closing Agenda; and

(p) Other Documents. Such additional documents as Agent reasonably may request.

Section 5.2 Conditions to all Advances. The obligation of Lenders to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon:

(a) Advance Requirements. Borrowers’ satisfaction of each of the conditions specified in Sections 2.1 and 2.7;

(b) Representations and Warranties. The continuing accuracy of the representations and warranties made by Borrowers under this Agreement in all respects;

(c) Event of Default or Default. The absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default.

(d) Advance Amount. The aggregate amount of the requested Advance is not less than the lesser of Twenty Five Thousand Dollars ($25,000) or the unborrowed balance of the Borrowing Base and shall be in multiples of Twenty Five Thousand Dollars ($25,000); and

(e) Material Adverse Change. There has been no material adverse change in Borrowers’ financial condition, operations or business since the date of the monthly and audited annual financial statements most recently delivered by Borrowers to Agent pursuant to this Agreement.

ARTICLE 6

AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 3 and 4 of this Agreement relating to the Collateral, until all Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated, each Borrower covenants and agrees as follows:

Section 6.1 Place of Business and Books and Records. Each Borrower will promptly advise Agent in writing of (a) the establishment of any new places of business by such Borrower and of the discontinuance of any existing places of business of such Borrower; (b) the creation of any new Subsidiaries and (c) the acquisition and or use of any trade name or trade style.

Section 6.2 Reporting Requirements. Borrowers will deliver to Agent (which Agent will thereafter deliver to Lenders):

(a) within Twenty (20) days after the end of each month, company prepared consolidated and consolidating financial statements of Borrowers’ business for such previous month, consisting of a balance sheet, income statement, and schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments, together with a covenant compliance certificate;

(b) within One Hundred Twenty (120) days after the close of each fiscal year, consolidated and consolidating financial statements of Borrowers and their Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of Borrowers their Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Borrowers and acceptable to Agent and accompanied by the unqualified opinion of such accountant, a covenant compliance certificate and an Annual Compliance Certificate; and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Borrowers prepared by such certified public accounting firm;

(c) within Twenty (20) days after the end of each month, for the month then ending, reports in form and substance satisfactory to Agent, setting forth an aging of Receivables, Schedule of Receivables and Assignment, an Availability Statement, summary listing of ineligible Receivables, static pool report, detailed delinquency report books and records consisting of data tape information, and also such other documentation and information promptly after request therefor by Agent;

(d) upon request by Agent from time to time, copies of Borrowers’ income tax returns (including any schedules attached thereto) filed with the Internal Revenue Service promptly after the filing thereof with the Internal Revenue Service; and

(e) upon request by Agent from time to time, such other financial information and reports concerning Borrowers and their businesses and property as Agent reasonably requests.

Section 6.3 Books and Records. Borrowers will keep accurate and complete Books and Records concerning the Collateral and all transactions with respect thereto consistent with sound business practices (including, without limitation, accurately account for insurance commissions) and will comply with Agent’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Collateral including those which are deemed to be delinquent. The form of delinquency reports, the frequency with which such reports shall be submitted to Agent (which in any case shall be no less frequently than monthly) and the standards for determining which Collateral transactions are deemed delinquent for this purpose, shall at all times be satisfactory to Agent. Agent shall have the right at any time and from time to time during regular business hours, at Borrowers’ sole cost and expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect, audit and conduct appraisals of any Collateral; provided, however, Borrowers shall not be responsible for the payment of such costs and expenses prior to the occurrence of an Event of Default or a Default.

Section 6.4 Financial Covenants. At all times Borrowers shall maintain the following financial covenants:

(a) EBITDA Ratio. An EBITDA Ratio of not less than:

(i) 1.25 to 1 as of the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2011 through and including December 31, 2011;

(ii) 1.50 to 1 as of the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2012 through and including June 30, 2012;

(iii) 1.75 to 1 as of the end of each fiscal quarter commencing with the calendar month ending September 31, 2012 through and including the calendar month ending September 30, 2013;

(iv) 2.0 to 1 as of the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2013 and thereafter.

(b) Senior Debt to Capital Base Ratio. As of the end of each calendar month, a Senior Debt to Capital Base Ratio of not more than 2.0 to 1.0.

(c) Allowance for Loan Losses. At all times the aggregate value of Borrowers’ allowance for loan losses (inclusive of deferred discounts and merchants’ and providers’ recourse reserves), as calculated in accordance with GAAP, shall not be less than the greater of:

(i) Principal Receivables for the most recent month end multiplied by the rolling twelve (12) month ratio of net charge-offs to average Principal Receivables during such twelve (12) month period;

(ii) Fifteen Percent (15.0%) of Principal Receivables;

(iii) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

(d) Charge off Policy. Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder has been made for a period that is equal to or greater than One Hundred Eighty (180) days, as determined on a contractual basis.

(e) Collateral Performance Indicator. A Collateral Performance Indicator of less than or equal to Thirty Six Percent (36%).

The determination of the financial covenants contained herein shall exclude any asset, liability, expense or income associated with Statement of Financial Accounting Standard No. 133. Borrowers’ failure to comply with Section 6.4(c) or Section 6.4(d) shall not, in itself, constitute an Event of Default so long as such shortfalls are deducted, as contemplated by the terms of this Agreement, in the determination of the other financial covenants contained herein.

Section 6.5 Compliance With Applicable Law.

(a) All Receivables shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations at the time when Agent obtains any interest therein pursuant to this Agreement.

(b) Each Borrower shall comply in all material respects with all local, state and federal laws and regulations applicable to its business including without limitation the Consumer Finance Laws, (including complying with privacy notice requirements under the Gramm-Leach-Bliley Act), Anti-Terrorism Laws, Environmental Control Statutes, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers; and notify Agent immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority.

(c) With respect to the Environmental Control Statutes, Borrowers shall notify Agent when, in connection with the conduct of Borrowers’ business or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower or any Subsidiary with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify Agent immediately (and in detail) upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

Section 6.6 Notice of Default. Borrowers will promptly notify Agent of the occurrence of any Default or Event of Default hereunder.

Section 6.7 Existence, Properties. Borrowers will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises and comply with all laws applicable to it; (b) maintain, preserve and protect all franchises, licenses and trade names and preserve all the remainder of its property used or useful in the conduct of its business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be consistent with prudent business practices in the industry and furnish to Agent from time to time, upon their request therefor, evidence of same.

Section 6.8 Payment of Indebtedness; Taxes. Borrowers will (a) pay all of their indebtedness and obligations promptly and in accordance with normal terms; and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrowers shall have set aside on their books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, tax, assessment, charge, levy or claim, so contested.

Section 6.9 Notice Regarding Any Plan. Borrowers shall furnish to Agent:

(a) as soon as possible, and in any event within Ten (10) days after any senior officer of Borrowers know or have reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of a Borrower or any of their Subsidiaries, a statement of the President or Treasurer of Borrowers setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC; and

(b) promptly after receipt thereof, a copy of any notice which a Borrower may receive from the PBGC relating to the intention of a Borrower to terminate any Plan maintained in whole or in part for the benefit of employees of any Borrower or any of their Subsidiaries or to appoint a trustee to administer any such Plan.

Section 6.10 Other Information. From time to time upon request of Agent, Borrowers will furnish to Agent such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of Borrowers and their Subsidiaries as Agent may request.

Section 6.11 Litigation. Borrowers will promptly notify Agent (a) of any litigation or action instituted or, to Borrowers’ knowledge, threatened in writing against any Borrower or any of their Subsidiaries, in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate action or litigation instituted or threatened or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all actions or litigation instituted or threatened and (b) of the entry of any judgment or lien against any property of Borrower, in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate judgment or lien entered or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all judgments or liens entered.

Section 6.12 Business Location, Legal Name and State of Organization. Borrowers shall notify Agent at least Thirty (30) days prior to: (a) any proposed change in a Borrower’s principal place of business, a Borrower’s legal name or a Borrower’s state of organization; (b) any additional places of business of any Borrower or any Subsidiaries; (c) the change in the names in which a Borrower or any Subsidiary conducts business at each such location; and (d) the change of a Borrower’s jurisdiction of organization. Upon request of Agent, Borrowers will execute and deliver such additional documents, instruments and writings, and take such other action as Agent shall request to obtain, maintain or continue its perfected and first priority Lien on and security interest in the Collateral.

Section 6.13 Operations. Borrowers shall maintain satisfactory credit underwriting and operating standards, including, with respect to each obligor of each Receivable, the completion of an adequate investigation of such obligor and a determination that the credit history and anticipated performance of such obligor is and will be satisfactory in the ordinary course of Borrowers’ business in accordance with historic practice.

Section 6.14 Credit Card Agreement and Sale Agreement.

(a) Borrowers shall at all times have and maintain a first perfected security interest in the Collateral purchased under all Sale Agreements, superior in right of interest to any other Person (including, without limitation, purchasers from, or creditors or receivers or a trustee in bankruptcy) and each purchase under a Sale Agreement shall be free and clear of all Liens.

(b) On or before April 30, 2012, Borrowers shall enter into a new Credit Card Agreement and Sale Agreement with a Person reasonably acceptable to Agent (each to be in form and substance satisfactory to Agent).

Section 6.15 Further Assurances. Borrowers shall from time to time execute and deliver to Agent such other documents and shall take such other action as may be requested by Agent in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers to Agent pursuant to the terms of this Agreement, the Notes or any other Credit Documents.

ARTICLE 7

NEGATIVE COVENANTS

Each Borrower covenants and agrees with Agent and Lenders that until all Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated, no Borrower will do any of the following without the prior written consent of Agent:

Section 7.1 Payments to and Transactions with Affiliates. (a) Make any loan, advance, extension of credit or payment to any Affiliate, officer, employee, member, manager, shareholder or director of any Borrower or any Affiliate other than loans, advances and extensions of credit which do not exceed Fifty Thousand Dollars ($50,000) in the aggregate for all such loans, advances and extensions of credit at any one time or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any shareholder, officer, or employee of any Borrower or any Affiliate except for transactions with or services rendered to any Affiliate of a Borrower in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms found by the board of directors of a Borrower to be fair and reasonable and no less favorable to a Borrower than such Borrower would obtain in a comparable arms’ length transaction with a Person not affiliated with or employed by a Borrower; provided, however, that Borrowers may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrowers’ business consistent and commensurate with industry custom and practice for the services provided by such Person.

Section 7.2 Restricted Payments. Make any Restricted Payment, except that a Borrower may make (i) repurchases of treasury stock of such Borrower in an aggregate amount not to exceed

Two Hundred Fifty Thousand Dollars ($250,000) in an calendar year and (ii) regularly scheduled payments of principal and interest on the Subordinated Debt, so long as no Default or Event of Default exists on the date of such repurchase or payment (after giving effect to the making of such payment).

Section 7.3 Indebtedness. Borrow any monies or create any Debt except for Permitted Indebtedness.

Section 7.4 Guaranties. Guaranty or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

Section 7.5 Nature of Business. Engage in any business other than the business in which such Borrower currently is engaged or make any material change in the nature of the financings which such Borrower extends, (including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount).

Section 7.6 Negative Pledge. Assign, discount, pledge or grant a Lien in or encumber any Collateral.

Section 7.7 Investments. Make any investments in any other Person; or enter into any new business activities or ventures not related to such Borrower’s business existing as of Closing Date; or create or form any Subsidiary.

Section 7.8 Compliance with Formula. Permit the aggregate amount of all Advances outstanding at any time to exceed the Borrowing Base.

Section 7.9 Acquisitions. Except as provided in Section 7.14, acquire any Property from or Equity Interests in any Person.

Section 7.10 Use of Proceeds. Use the proceeds of any loan or advance made by Agent or Lenders hereunder for purposes other than as permitted pursuant to this Agreement.

Section 7.11 Amendment to Subordinated Debt. Amend or permit the amendment of the documents and instruments evidencing Subordinated Debt or make any prepayment on account of such Subordinated Debt which is not otherwise allowed to be made under the subordination provisions applicable to such Subordinated Debt (including the applicable Subordination Agreements); provided however, Borrowers may extend the maturity of any existing Subordinated Debt and all Subordinated Debt incurred from and after the date of this Agreement shall be on form promissory notes acceptable to Agent.

Section 7.12 Credit Card Agreements and Sale Agreements. (a) Amend or permit the amendment of any Credit Card Agreement or any Sale Agreement or (b) enter into any additional Credit Card Agreements or additional Sale Agreements other than those expressly contemplated in Section 4.20 and Section 6.14.

Section 7.13 Senior Management. Allow a Borrower to be managed directly or indirectly by any Person other than senior management that manage such Borrower as of the Closing Date or replacements reasonably acceptable to Agent.

Section 7.14 Bulk Purchases. In any purchase transaction, purchase Receivables in an aggregate amount exceeding One Hundred Thousand Dollars ($100,000) without prior written consent of Agent.

ARTICLE 8

EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

Section 8.1 Failure to Make Payments. The failure of Borrowers to make any payment of principal or interest under the Notes or this Agreement or any other payment hereunder or in respect of any other Obligation when due.

Section 8.2 Information, Representations and Warranties. Any financial statement, written information furnished or representation or warranty, certificates, document or instrument made or given by any Borrower herein or furnished in connection herewith shall be false, misleading or incorrect in any material respect the time made or deemed made or furnished, provided, however, that should any representation or warranty by Borrowers under Section 4.1(a) be false, misleading or incorrect with respect to the Receivables, such default shall not, in itself, constitute an Event of Default so long as the aggregate amount of such Receivables failing to meet the representations and warranties in Section 4.1(a) at any time does not exceed Five Percent (5.0%) of the Receivables.

Section 8.3 Covenants and Agreements. The failure of Borrowers to observe, perform or comply with any covenant, agreement or provision of this Agreement or any other Credit Document.

Section 8.4 Collateral. Agent’s security interest in and Lien upon any portion of the Collateral shall for any reason cease to be a valid and subsisting first priority and only security interest and Lien on such Collateral.

Section 8.5 Defaults Under Other Agreements. Any default, breach by any Borrower under or termination of (a) any Credit Card Agreement or any Sale Agreement or (b) any other agreement to which such Borrower is a party and with respect to which the amount claimed exceeds Two Hundred Fifty Thousand Dollars ($250,000).

Section 8.6 Certain Events. The occurrence of any of the following with respect to any Borrower:

(a) Voluntary Proceedings. It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the United States Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any action for the purpose of effecting any of the foregoing.

(b) Involuntary Proceeding. A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, for a period of Forty Five (45) days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c) Reportable and Other Events. (i) The occurrence of any Reportable Event which Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the United States District Court of a trustee to administer any Plan; (ii) the institution by the PBGC of proceedings to terminate any Plan; or (iii) the failure of Borrower, or any Subsidiary to meet the minimum funding standards established in Section 412 of the Internal Revenue Code of 1986, as amended.

Section 8.7 Possession of Collateral. A judgment creditor of any Borrower shall take possession or file proceedings to attempt to take possession of any of the Collateral by any means including without limitation, by levy, distraint, replevin, self-help, seizure or attachment.

Section 8.8 Credit Documents. An event of default following the expiration of any cure period (however defined) shall occur under any Credit Document or under any other security agreement, guaranty, mortgage, deed of trust, assignment or other instrument or agreement securing or supporting any obligation of any Borrower under this Agreement or under the Notes.

Section 8.9 Hedging Agreements. Any default by Borrowers under any Hedging Agreement.

Section 8.10 Material Adverse Change. A material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of any Borrower shall occur.

Section 8.11 Change of Ownership. The occurrence of a Change of Ownership without the prior written consent of Agent.

ARTICLE 9

REMEDIES OF AGENT AND WAIVER

Section 9.1 Agent’s Remedies. Upon the occurrence of any Event of Default or Default, Agent may, or at the direction of Required Lenders shall, cease making Advances hereunder. Upon the occurrence of an Event of Default, Agent may, or at the direction of Required Lenders shall, (i) immediately terminate this Agreement or (ii) declare the Obligations immediately due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrowers hereby expressly waive. Upon such occurrence and/or declaration, Agent shall have, in addition to the rights and remedies given to it by the Notes, this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the UCC (regardless of whether such Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Notes, this Agreement or the documents executed in connection herewith) or demand whatsoever to Borrowers, all of which are hereby expressly waived, Agent may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrowers hereby expressly waive), (b) to lawfully dispose of the whole or any part of the Receivables or any other Collateral, or any other personal Property, instrument or document pledged as security for any Obligation at public or private sale, without advertisement or demand upon Borrowers, or upon any obligor of Receivables, the Collateral, or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of Agent or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations; and (d) to exercise any other rights and remedies available to it by law or agreement. Any remainder of the proceeds after indefeasible satisfaction in full of the Obligations shall be distributed as required by applicable law. Notice of any sale or disposition of Collateral shall be given to Borrowers at least Ten (10) days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrowers agree shall be reasonable notice of such sale or other disposition. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.6(a) or (b) hereof, the Commitments shall immediately terminate and the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrowers hereby expressly waive.

Section 9.2 Waiver and Release by Borrowers. To the extent permitted by applicable law, each Borrower: (a) waives (i) presentment and protest of the Notes and this Agreement or any Receivables held by Agent on which any Borrower is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by Agent of the remedies of self-help or set-off permitted by law or by any agreement with any Borrower, and except where required hereby or by law, notice of any other action taken by Agent; and (b) releases Agent, Lenders and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of Agent, Lenders or their respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section 9.3 No Waiver. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under the Notes or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

Section 9.4 Application of Proceeds. Notwithstanding any other provisions of this Agreement or any other Credit Document to the contrary, following acceleration of the Obligations after the occurrence of an Event of Default, all amounts collected or received by Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all costs, fees, expenses, and other amounts owing to Agent, pursuant to Section 10.7, in connection with enforcing the rights of Agent and Lenders under the Credit Documents, any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of the Credit Documents;

SECOND, to payment of any costs, fees or expenses owed to Agent or to any WFPC Affiliate hereunder or under any other Credit Document;

THIRD, to the payment of all costs, fees, expenses of each of Lenders owing hereunder in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to Lenders hereunder (excluding amounts relating to Bank Products);

FIFTH, to the payment of the outstanding principal amount of the Obligations (excluding amounts relating to Bank Products);

SIXTH to the payment of all liabilities and obligations now or hereafter arising from or in connection with respect to any Bank Products, any fees, premiums and scheduled periodic payments due with respect thereto and any interest accrued thereon;

SEVENTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through ‘SIXTH” above; and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Loans and Obligations outstanding of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” “SIXTH” and “SEVENTH” above.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Indemnification and Release Provisions. Each Borrower hereby agrees to defend Agent, Lenders and their directors, officers, agents, employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation, reasonable fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Loan or any Collateral, or any other Credit Document, or related transaction, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Consumer Finance Laws or Environmental Control Statute or the application of any such statute to Borrowers’ properties or assets. Each Borrower hereby releases Agent, Lenders and their respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of Agent and Lenders. All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitments and the repayment of the Loan.

Section 10.2 Amendments.

(a) Neither the amendment nor waiver of any provision of this Agreement or any other Credit Document, nor the consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all Lenders, do any of the following: (a) modify the definition of Maximum Principal Amount, (b) modify the Commitments of Lenders or subject Lenders to any additional obligations, (c) except as otherwise expressly provided in this Agreement, reduce the interest on any Note, (d) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any fees hereunder, (e) change the percentage of the Commitments, or any minimum requirement necessary for Lenders or the Required Lenders to take any action hereunder, (f) amend or waive this Section 10.2, or change the definition of Required Lenders, (g) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrowers permitted under this Agreement, release any Liens in favor of Lenders on any portion of the Collateral, (h) permit Borrowers to delegate, transfer or assign any of its, his or her obligations to any Lender, (i) release or compromise the obligations of Borrowers to any Lender, or (j) amend the definition of “Advance Rate” or “Borrowing Base” (or any defined term used in either such definition), or increase any advance rate, and, provided, further, that no amendment, waiver or consent affecting the rights or duties of Agent under any Credit Document shall in any event be effective, unless in writing and signed by Agent, as applicable, in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article 11. In addition, Borrowers and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule I from time to time in the manner requested by Borrowers, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that Agent shall promptly deliver a copy of any such modification to Borrowers and each Lender. Without regard to any other provision hereof, if any Lender (for such purpose, a “Dissenting Lender”) dissents to any action Agent desires to take requiring either the unanimous consent of Lenders or the consent of Required Lenders or fails to respond to Agent within Five (5) Business Days of Agent’s request for a consent, either Borrowers (if no Event of Default or Default is outstanding and with the prior written consent of Agent, in its sole and absolute discretion) or Agent may compel such Dissenting Lender to assign its entire Commitment (either to one or more existing Lenders or other financial institution(s) who is to become a Lender pursuant to the terms hereof) so long as (i) such Dissenting Lender receives written notice of such intended assignment (and the proposed effective date thereof) within One Hundred Twenty (120) days of its providing its dissent to Agent or such Dissenting Lender failing to respond to Agent within the required Five (5) Business Day period and the effective date of such intended assignment is not later than Ten (10) days thereafter and (ii) the Dissenting Lender receives full payment on the effective date of such assignment of its entire portion of the outstanding Obligations, with accrued interest and unpaid fees to such date (but excluding any otherwise applicable early termination fee under Section 2.8(a) hereof).

(b) Notwithstanding anything contained in clause (a) above, any other provision of this Agreement or whether there exists a Default or Event of Default, Agent may at its discretion and without the consent of Required Lenders, voluntarily permit the outstanding Advances at any time to exceed the Borrowing Base by up to Five Percent (5.0%) of the Borrowing Base, but in no event in excess of the Maximum Principal Amount (the “Out of Formula Loans”).

(c) If Agent is willing in its sole and absolute discretion to permit such Out of Formula Loans, such Out of Formula Loans shall be payable on demand and shall bear interest at Two and a Half Percent (2.50%) per annum above the rate otherwise applicable to the Advances; provided, however, that, if Agent, on behalf of Lenders, permits Out of Formula Loans (and thereafter continues to make, on behalf of Lenders, Advances under such conditions), neither Agent nor Lenders shall be deemed to have changed the limits contained in Section 2.1.

Section 10.3 APPLICABLE LAW. THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL, TOGETHER WITH ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA.

Section 10.4 Notices. All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre-paid, return receipt requested, by reliable overnight courier or by facsimile, as follows:

If to Agent:

Wells Fargo Preferred Capital, Inc.

123 South Broad Street, 7th Floor

MAC: Y1379-075

Philadelphia, Pennsylvania 19109

Attn: Mr. William M. Laird, Senior Vice President

Facsimile: (215) 670-6120

With a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attn: Kevin J. Baum, Esquire

Facsimile: (215) 832-5612

If to Borrowers:

Dent-A-Med Inc.

203 East Emma Avenue

Springdale, Arkansas 72764

Attn: Mr. Cliff Scogin

Facsimile: (479) 751-9055

With a copy to:

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172

Attn: Gentra Abbey Sorem, Esquire

Facsimile: (918) 586-8696

If to any Lender:

To the address set forth on Schedule I

or to such other address as any party shall specify to the other party in writing in accordance with this Section 10.4.

Section 10.5 Termination and Release. This Agreement shall not terminate until all amounts due under the Notes, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due, shall have been indefeasibly paid in full and the Commitments have expired or otherwise have been terminated. Upon such termination and payment of amounts owing under this Agreement, the Collateral securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of Agent in or to the same shall cease. Thereafter, Agent agrees to deliver to Borrowers such documents as Borrowers are required to release of record any security interest or lien of Agent in the Collateral.

Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signature by facsimile or electronic transmission shall bind the parties hereto.

Section 10.7 Costs, Expenses and Taxes. Borrowers agree to pay immediately upon demand out-of-pocket expenses and reasonable legal fees of Agent related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Document and any and all waivers, amendments or modifications of any of the Credit Documents or any of the terms and provisions thereof and any and all audits and required inspections permitted under this Agreement or any other Credit Documents. Borrowers shall also pay immediately upon demand therefor all fees (including without limitation, legal fees and expenses), costs and other expenses incurred in connection with collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of Agent’s and Lenders’ rights hereunder or under any Credit Document, including, without limitation, such fees, costs and expenses incurred by Agent which Agent, in its reasonable business judgment, deems reasonably necessary to preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof. In addition, Borrowers shall also pay any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Notes and this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes.

Section 10.8 Participations and Assignments.

(a) This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns; provided, however that, Borrowers shall not have the right to assign or delegate their obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of Agent and Lenders.

(b) Notwithstanding subsection (c) of this Section 10.8, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans hereunder to its parent and/or to any affiliate of such Lender or to any existing Lender or affiliate thereof. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c) Each Lender may, with the prior written consent of Agent and (if no Default or Event of Default is outstanding) with the consent of Borrowers, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Notes. In connection with each assignment: (i) the parties thereto shall execute and deliver to Agent, for its acceptance (if properly completed and executed in accordance with the terms hereof) and recording in its books and records, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) to be paid by the assignee, (ii) no such assignment shall be for less than Twenty Million Dollars ($20,000,000) or, if less, the entire remaining Commitment of such Lender, each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of both the Commitment of such Lender and all Loans of such Lender. Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (“Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 10.1 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) Within Two (2) Business Days after demand by Agent, Borrowers shall execute and deliver to Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to Borrowers) a new Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.

Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

(e) Each Lender may, with the prior written consent of Agent, but without the consent of any other Lender or Borrowers, sell participations to one or more parties (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided that if such Lender obtains the consents required under this clause (e) then (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement.

(f) Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Advance, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(g) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, Agent or such Lender may disclose any information in its possession regarding Borrowers, their finances and/or Collateral. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

Section 10.9 Effectiveness of Agreement. Anything to the contrary in this Agreement notwithstanding, the provisions hereof shall not be effective until this Agreement is: (a) duly executed, and delivered by authorized officers of Borrowers to Agent; and (b) duly signed by an authorized officer of Agent.

Section 10.10 JURISDICTION AND VENUE. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN POLK COUNTY, IOWA AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. BORROWERS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWERS.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AGREEMENT.

Section 10.12 REVIEW BY COUNSEL. BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.10 AND 10.11 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURISDICTION AND VENUE OBJECTION AND JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWERS BY THEIR COUNSEL.

Section 10.13 Exchanging Information. Agent, Lenders, Wells Fargo & Company, Wells Fargo Financial, Inc. and all direct and indirect subsidiaries of Agent, Lenders, Wells Fargo & Company or Wells Fargo Financial, Inc. may exchange and share any and all information they may have in their possession regarding Borrowers and their Affiliates with Agent’s and Lenders’ prospective participants, affiliates, accountants, lawyers and other advisors, Agent, Lenders, Wells Fargo & Company, Wells Fargo Financial, Inc. and all direct and indirect subsidiaries of Agent, Lenders, Wells Fargo & Company or Wells Fargo Financial, Inc., and Borrowers waive any right of confidentiality it may have with respect to such exchange of such information.

Section 10.14 Patriot Act Notice. Agent hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrowers, including their legal names, address, tax ID numbers and other information that will allow Agent and Lenders to identify Borrowers in accordance with the Patriot Act.

Section 10.15 Acknowledgment of Receipt. Each Borrower acknowledges receipt of a copy of this Agreement, the Notes, each Credit Document and each other document and agreement executed by Borrowers in connection with the Agreement or the Obligations.

Section 10.16 Advertisement. Each Lender and each Borrower hereby authorizes Agent to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the title and role of each party to this Agreement and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Agent elects to submit for publication (“Press Release”). With respect to any of the foregoing, Agent shall provide Lenders and Borrowers with an opportunity to review and confer with Agent regarding the contents of any Press Release prior to its submission for publication.

ARTICLE 11

AGENT

Section 11.1 Appointment of Agent.

(a) Each Lender hereby designates Wells Fargo Preferred Capital, Inc. as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note or participation, shall be deemed irrevocably to authorize Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Agent shall hold all Collateral and all payments of principal, interest, fees (other than any fees payable solely for the account of Agent), charges and expenses received pursuant to this Agreement or any other Credit Document for the ratable benefit of Lenders except as otherwise provided herein. Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Article 11 are solely for the benefit of Agent and Lenders, and Borrowers shall not have any rights as a third party beneficiary of any of the provisions hereof (except for the applicable provision of Section 11.9(a)). In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers.

Section 11.2 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 11.3 Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrowers, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of Advances or at any time or times thereafter. In addition to the foregoing, Agent agrees to provide summary reports to Lenders in connection with inspections and audits performed under Section 6.3 for informational purposes only and Agent shall not be responsible for the accuracy of any information contained therein.

(b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Notes, the Credit Documents or the financial or other condition of Borrowers. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of Borrowers, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

Section 11.4 Certain Rights of Agent. Without limiting Agent’s rights and discretion under any provision hereof, Agent shall have the right to request instructions from the Required Lenders or, as required, each of Lenders. If Agent shall request instructions from the Required Lenders or each of Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or each of Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of Lenders, as the case may be.

Section 11.5 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile, telex teletype or telecopier message, e-mail or other electronic transmission, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.6 Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct.

Section 11.7 Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Advances made by it and the Notes issued to it and all of its rights and obligations as a Lender hereunder and under other Credit Documents, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same with Lenders.

Section 11.8 Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 11.9 Successor Agent.

(a) Agent may, upon Five (5) Business Days notice to Lenders and Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 11.9(a)) by giving written notice thereof to Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right, upon Five (5) days notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within Thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon Five (5) days notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000); provided, however, that Required Lenders may, upon Five (5) days notice, replace any such successor Agent appointed by a retiring Agent.

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In the event Agent or its assets are taken over by any state or federal agency having jurisdiction over Agent or its assets, a majority of the Lenders other than Agent may appoint a successor to Agent.

Section 11.10 Collateral Matters.

(a) Each Lender authorizes and directs Agent to accept the other Credit Documents for the benefit of Lenders. Agent is hereby authorized, on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action, in its sole discretion, with respect to any Collateral or Credit Document which may be necessary or appropriate to perfect and maintain perfected or enforce the Liens upon the Collateral granted pursuant to this Agreement.

(b) Lenders hereby authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Commitments and payment in immediately available funds and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting Collateral being sold or disposed of upon receipt of the proceeds of such sale by Agent if the sale or disposition is permitted under this Agreement or any other Credit Document or is made by Agent in the enforcement of its rights hereunder following the occurrence of an Event of Default or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all Lenders hereunder; provided, however, that Agent may, in its discretion, upon request by Borrowers, release Agent’s Liens on Collateral value in the aggregate not in excess of Five Million Dollars ($5,000,000) during any one year period without the prior written approval or authorization of any of the other Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10(b).

(c) Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrowers or is cared for, protected or insured or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 11.10 or in any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

Section 11.11 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, agreements, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as requested from time to time in writing by any Lender with respect to documents, instruments, notices or other written communications from Borrowers received by and in the possession of Agent.

Section 11.12 Defaults. Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loan to the extent the same is required to be paid to Agent for the account of Lenders) unless Agent has actual knowledge thereof or has received notice from a Lender or Borrowers specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Agent has such knowledge of or receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to Lenders. Agent shall (subject to Article 9) take such action with respect to such Default or Event of Default or refrain from taking such action, with respect to such Default or Event of Default as Agent shall deem advisable in the best interest of Lenders and shall, without limiting Agent’s rights or discretion under this Agreement, use reasonable efforts under the circumstances to consult with Lenders before taking any material enforcement action; and provided further that Agent shall not be required to take any such action which it determines to be contrary to law.

ARTICLE 12

INTER-BORROWER PROVISIONS

Section 12.1 Certain Borrower Acknowledgments and Agreements.

(a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive this credit facility on favorable terms granted by this Agreement and other Credit Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure this credit facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Credit Documents.

(b) Agents and Lenders have advised Borrowers that they are unwilling to enter into this Agreement and the other Credit Documents and make available this credit facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Credit Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Agents and Lenders to extend credit pursuant to this Agreement and the other Credit Documents executed in connection herewith (i) because of the desirability to each Borrower of this credit facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Credit Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 12.1) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 12.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d) Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 12. Borrower Agent shall make copies of such records available to Agents, upon request.

Section 12.2 Maximum Amount of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Credit Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Credit Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Credit Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 12.2 were not a part of this Agreement.

Section 12.3 Authorization of Borrower Agent by Borrowers:

(a) Each Borrower hereby irrevocably authorizes Borrower Agent to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Credit Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Agents may rely on any notice, request, information supplied by Borrower Agent, every document executed by Borrower Agent in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b) Borrowers acknowledge that the credit facility provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Advances hereunder.

[SIGNATURES ON FOLLOWING PAGE(S)]

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Dated the date and year first set forth above.

BORROWERS:	DENT-A-MED INC.

	By:	/s/ Clifton C. Scogin
	Name:	Clifton C. Scogin
	Title:	CFO

DENT-A-MED RECEIVABLES CORPORATION

	By:	/s/ Thomas W. Center
	Name:	Thomas W. Center
	Title:	Pres & CEO

HC RECOVERY, INC.

	By:	/s/ T. Warren Center
	Name:	T. Warren Center
	Title:	Pres & CEO

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

S-1

AGENT AND LENDER:	WELLS FARGO PREFERRED CAPITAL, INC.

	By:	/s/ William M. Laird
William M. Laird, Senior Vice President

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

S-2

EXHIBITS

Exhibit A:	Form of Annual Compliance Certificate
Exhibit B:	Form of Availability Statement
Exhibit C:	Form of Request for Advance
SCHEDULES
Schedule I:	Lenders
Schedule II:	Permitted Indebtedness
Schedule III:	Permitted Liens
Schedule 4.2:	Organization and Good Standing
Schedule 4.7:	Litigation
Schedule 4.10:	Taxes
Schedule 4.12:	Investments
Schedule 4.16:	Business Locations
Schedule 4.17:	Capital Stock
Schedule 4.20:	Credit Card Agreements and Sale Agreements

SCHEDULE I

Commitments

Lender	Commitment Percentage	Commitment
Wells Fargo Preferred Capital, Inc. 123 South Broad Street, 7th Floor MAC: Y1379-075 Philadelphia, Pennsylvania Attn: Mr. William M. Laird, Senior Vice President Facsimile: (215) 670-6120	100%	$40,000,000